Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-8 filed on February 22, 2008) pertaining to the Nonqualified Stock Option Agreement By and Between CardioTech International, Inc. and Eric G. Walters Dated October 3, 2005 and to the incorporation by reference therein of our report dated June 11, 2007, with respect to the consolidated financial statements of CardioTech International, Inc. included in its Annual Report (Form 10-K/A) for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 20, 2008